                                    EXHIBIT 11


                            GRAPHIC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                     THREE MONTHS ENDED APRIL 30,
                                     -----------------------------

                                          1995           1994
                                       -----------    -----------

Net income                             $ 2,775,856    $ 2,217,672

Add interest on 7% convertible
  subordinated debentures(2)               218,264        218,264
                                       -----------    -----------

                        TOTAL          $ 2,994,120    $ 2,435,936
                                       ===========    ===========

Shares (1)
  Primary
    Weighted average shares
      outstanding                       10,676,554     10,428,305
  Fully Diluted
    Add common shares applicable
      to assumed conversion of 7%
      convertible subordinated
      debentures                         1,279,200      1,279,200
                                       -----------    -----------
    Weighted average shares
      outstanding, as adjusted          11,955,754     11,707,505
                                       ===========    ===========

Primary earnings per share                    $.26           $.21
                                              ====           ====

Fully diluted earnings per share              $.25           $.21 (3)
                                              ====           ====


(1) No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.
(3) Fully diluted earnings per share, as computed, were not dilutive and therefore, equal primary earnings per share.